Exhibit 99.1

DXP ENTERPRISES ANNOUNCES THIRD QUARTER RESULTS

NET INCOME INCREASES 60%

Houston, TX. November 12, 2003 DXP Enterprises, Inc. (NASDAQ:DXPE) today announced third quarter 2003 net income of $0.7 million, or diluted earnings per share of $0.13, compared to net income of $0.4 million or $0.09 per diluted share for the third quarter of 2002. Revenues for the quarter increased 5.1%, to $40.4 million from $38.4 million for the third quarter of last year. Increased sales of products for offshore energy production account for the increase.

Year-to-date net income as of September 30, 2003 was $1.6 million or $0.33 per diluted share, compared to $1.2 million or $0.26 per diluted share before the effect of a change in accounting principle for the nine months ended September 30, 2002.

"I am pleased that sales for the third quarter and nine months increased over 2002 levels," said David R. Little, Chairman and Chief Executive Officer. "We expect 2004 sales of products for offshore energy production to exceed 2003 sales of such products, however, deliveries of products for offshore energy production in the fourth quarter of 2003 are expected to be below the third quarter of 2003 level," said Mr. Little.

In July 2001, new standards were issued relating to accounting for goodwill. These standards took effect for the Company on January 1, 2002. As result of these new standards the Company recorded a transitional impairment loss of $2.5 million before income taxes ($1.7 million after income taxes). This charge was reported as a cumulative effect of a change in accounting principle in the first quarter of 2002.

DXP Enterprises, Inc., based in Houston, Texas is a leading distributor of products and services for industrial maintenance, repair, operations and capital equipment projects, and provides engineering expertise and logistics capabilities to industrial customers. DXP also provides fluid handling equipment, bearings, power transmission equipment, general mill supplies, safety supplies and electrical products to customers in the general manufacturing, energy, petrochemical, service and repair, and wood products industries.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)